               EXHIBIT 11  - COMPUTATION OF NET INCOME PER SHARE




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
                                            Quarter  Ended            Three Quarters Ended
                                      -------------------------     ------------------------
                                      March 31,       March 31,      March 31,     March 31,
                                        1996            1995           1996          1995
                                     ----------      ----------     ----------    ----------

                                             (In millions except per share amounts)
Primary:

  Average shares outstanding              38.9            39.0          39.0          39.2
                                         =====           =====         =====         =====

  Net income                            $ 44.2          $ 38.0        $118.1        $101.6
                                        ======          ======        ======        ======

  Net income per share - primary        $ 1.14          $  .98        $ 3.03        $ 2.59
                                        ======          ======        ======        ======

Fully diluted:
  Total primary average shares
    outstanding                           38.9            39.0          39.0          39.2

  Dilutive stock options and employee
    stock purchase plan shares - based
    on treasury stock method using the
    greater of quarter-end market price
    or average market price                 .1              .1            .1            .1
                                         -----           -----         -----         -----

  Average fully diluted shares
    outstanding                           39.0            39.1          39.1          39.3
                                        ======          ======        ======        ======

  Net income per share - fully diluted   $1.13          $  .97        $ 3.02        $ 2.58
                                        ======          ======        ======        ======
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